                                                                      EXHIBIT 12

                          THE MAJESTIC STAR CASINO, LLC

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (AMOUNTS IN THOUSANDS OF DOLLARS)

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
                                                                                                            For the       For the
                                                                                                          Nine Months   Nine Months
                                                                                                             Ended         Ended
                                                                                                         September 30, September 30,
                                                  1998        1999        2000        2001       2002        2002          2003
                                                --------    --------    --------    --------   --------    --------      --------
 Earnings:
    Net income (loss) before equity in loss
         of unconsolidated joint venture          (1,306)    (10,912)     (3,691)      1,247      3,740       5,096         1,875

    Amortization of capitalized interest              84          84          84          84         84          63            63

    Fixed charges                                 17,197      17,549      17,276      17,922     36,207      27,166        26,703
                                                --------    --------    --------    --------   --------    --------      --------
                                                  15,975       6,721      13,669      19,253     40,031      32,325        28,641
                                                --------    --------    --------    --------   --------    --------      --------

 Fixed charges:
    Interest expense on all indebtedness          15,326      15,496      14,998      16,028     32,437      24,356        23,884

    Amortization of original issue discount
       and deferred financing costs on the
       11.653% notes and 10-7/8% notes             1,871       2,053       2,278       1,894      3,770       2,810         2,819
                                                --------    --------    --------    --------   --------    --------      --------

                                                  17,197      17,549      17,276      17,922     36,207      27,166        26,703
                                                --------    --------    --------    --------   --------    --------      --------

 Ratio of earnings to fixed charges                 A           B           C           1.07x      1.11x       1.19x         1.07x
                                                ========    ========    ========    ========   ========    ========      ========
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
(A)  Earnings in 1998 were insufficient to cover fixed charges by approximately       1,222

(B)  Earnings in 1999 were insufficient to cover fixed charges by approximately      10,828

(C)  Earnings in 2000 were insufficient to cover fixed charges by approximately       3,607

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